SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 1, 2007

Endurance Specialty Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda

(State or Other Jurisdiction of Incorporation)

1-31599 (Commission File Number)	98-032908 ((I.R.S. Employer Identification No.)

Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
(Address of principal executive offices, including zip code)

(441) 278-0440
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On May 31, 2007, Endurance Specialty Holdings Ltd., a Bermuda company (the “Company”), entered into an employment agreement (the “Employment Agreement”) with Kenneth J. LeStrange, the Company’s Chairman, President and Chief Executive Officer. Mr. LeStrange’s term of service under the agreement continues until May 31, 2008, followed by automatic one-year renewals unless notice of termination of his employment is provided by the Company or Mr. LeStrange at least 90 days prior to the end of the term. Mr. LeStrange is entitled to an annual base salary of $1,000,000 per annum, subject to increase in the discretion of the Board of Directors of the Company. The Employment Agreement provides Mr. LeStrange with the opportunity to earn annual cash incentive compensation and long-term incentive compensation, each payable at the discretion of the Board of Directors of the Company. Mr. LeStrange will receive a grant of restricted shares concurrent with his entry into the Employment Agreement. The restricted shares will vest over four years, subject to his continued employment with the Company. Mr. LeStrange is entitled under the Employment Agreement to reimbursement for his Bermuda housing and travel expenses, as well as a gross-up on U.S. taxes arising from the housing and travel expense reimbursements. In addition, Mr. LeStrange is entitled to other customary senior executive employee benefits.

Mr. LeStrange’s employment will automatically terminate upon his death. The Company may terminate Mr. LeStrange’s employment as a result of his disability, for cause or without cause. Mr. LeStrange may terminate his employment at any time, with or without good reason.

In the event of termination of his employment with the Company, Mr. LeStrange will be entitled to severance which, depending upon the circumstances of his termination, may include accrued base salary through the date of termination, earned and unpaid annual incentive compensation, up to two years’ additional base salary, up to two years’ annual incentive compensation, cash compensation for lapsed equity incentive awards, a continuation of medical and life insurance benefits for up to two years, accrued and unpaid vacation days, reimbursement of business, tax preparation and housing expenses and other employee benefits to which employees of the Company are generally entitled.

Mr. LeStrange is subject to non-competition and non-solicitation provisions for a period of one year after termination of employment and ongoing confidentiality, intellectual property and non-disparagement requirements.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement attached hereto as Exhibit 10.1

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) The description of the Employment Agreement between the Company and Kenneth J. LeStrange set forth in Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1	Employment Agreement, dated May 31, 2007, by and between the Company and Kenneth J. LeStrange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 1, 2007

By:	/s/ John V. Del Col
Name:	John V. Del Col
Title:	General Counsel & Secretary

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement, date May 31, 2007, by and between Endurance Specialty Holdings Ltd. and Kenneth J. LeStrange.